                                                                EXHIBIT (A)(1)-1



                     ROCKY MOUNTAIN CHOCOLATE FACTORY, INC.
                                265 Turner Drive
                             Durango, Colorado 81301
                                 (970) 259-0554


                           Offer to Purchase for Cash


                           Up to 400,000 Shares of its
                     Common Stock, Par Value $0.03 Per Share

                     At a Purchase Price of $6.25 Per Share

                           --------------------------

      THE OFFER TO PURCHASE, PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE
                 AT 5:00 P.M., NEW YORK TIME, ON APRIL 19, 2000,
                    UNLESS THE OFFER TO PURCHASE IS EXTENDED


                           --------------------------


     Questions or requests for assistance or for additional copies of this offer to purchase, the letter of transmittal or other tender offer materials may be directed to the Company at the address and telephone number set forth on the back cover of this offer to purchase, and such copies will be furnished promptly at the Company's expense. Stockholders may also contact their local broker, dealer, commercial bank or trust company for assistance concerning the offer.

     No person has been authorized to make any recommendation on behalf of the Company as to whether stockholders should tender shares pursuant to the offer. No person has been authorized to give any information or to make any representations in connection with the offer other than those contained herein or in the related letter of transmittal. If given or made, the recommendation and the other information and representations must not be relied upon as having been authorized by Rocky Mountain Chocolate Factory, Inc.


              The date of this offer to purchase is March 21, 2000

                                TABLE OF CONTENTS



Section                                                                                                        Page
                                                                                                               ----

SUMMARY...........................................................................................................1

1.  NUMBER OF SHARES; PRORATION...................................................................................2

2.  PROCEDURE FOR TENDERING SHARES................................................................................3

3.  WITHDRAWAL RIGHTS.............................................................................................4

4.  ACCEPTANCE FOR PAYMENT OF SHARES AND PAYMENT OF PURCHASE PRICE................................................5

5.  CONDITIONAL TENDER OF SHARES..................................................................................6

6.  CONDITIONS OF THE OFFER.......................................................................................6

7.  PRICE RANGE OF SHARES; DIVIDENDS..............................................................................8

8.  PURPOSE OF THE OFFER; CERTAIN EFFECTS OF THE OFFER ...........................................................9

9.  SOURCE AND AMOUNT OF FUNDS...................................................................................10

10.  INFORMATION CONCERNING ROCKY MOUNTAIN CHOCOLATE FACTORY, INC................................................10

11.  INTEREST OF DIRECTORS AND OFFICERS; TRANSACTIONS
     AND ARRANGEMENTS CONCERNING SHARES..........................................................................11

12.  EFFECTS OF THE OFFER ON THE MARKET FOR SHARES;
     REGISTRATION UNDER THE EXCHANGE ACT.........................................................................12

13.  LEGAL MATTERS; REGULATORY APPROVALS.........................................................................12

14.  FEDERAL INCOME TAX CONSEQUENCES.............................................................................12

15.  EXTENSION OF TENDER PERIOD; TERMINATION; AMENDMENTS.........................................................15

16.  SOLICITATION FEES AND EXPENSES..............................................................................16

17.  WHERE YOU CAN OBTAIN ADDITIONAL INFORMATION.................................................................16



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To the Holders of Shares of Common Stock of
Rocky Mountain Chocolate Factory, Inc.

                                     SUMMARY

     Rocky Mountain Chocolate Factory, Inc. (the "Company") is inviting its stockholders to sell shares of its common stock (such shares, together with the associated common stock purchase rights issued pursuant to the Rights Agreement, dated as of May 18, 1999, between the Company and American Securities Transfer & Trust, Inc. as Rights Agent, are hereinafter referred to as the "Shares") back to the Company for cash. Set forth below are the material terms of this offer:

     o The Company will agree to purchase up to 400,000 shares of its common stock. See "Number of Shares; Proration" on page 2 in this offer to purchase.

     o The Company will purchase these shares at a price of $6.25 per share. See "Number of Shares; Proration" on page 2 in this offer to purchase.

     o Each stockholder must determine whether to sell stock and how much to sell. See "Number of Shares; Proration" on page 2 and "Procedure for Tendering Shares" on page 3 of this offer to purchase.

     o All shares will be acquired at the same purchase price. See "Number of Shares; Proration" on page 2 of this offer to purchase.

     o If more than 400,000 shares are tendered the Company will acquire shares on a pro rata basis. However, the Company has reserved the right to increase the number of shares it will purchase in the offer. See "Number of Shares; Proration" on page 2 of this offer to purchase.

     o The offer is not conditioned upon any minimum number of shares being tendered. The offer is, however, subject to other conditions. See "Conditions of the Offer" on page 6 of this offer to purchase.

     o You must properly complete, execute and deliver the letter of transmittal by 5:00 p.m. on April 19, 2000 in order to sell your shares to us in this offer. See "Procedure for Tendering Shares" on page 3 of this offer to purchase.

     o This offer is scheduled to expire at 5:00 p.m. April 19, 2000. See "Number of Shares; Proration" on page 2 of this offer to purchase.

     o The offering period may be extended by the Company making a public announcement. See "Extension of Tender Period; Termination; Amendments" on page 15 of this offer to purchase.

     o The offering period may be extended by the Company making a public announcement. See "Extension of Tender Period; Termination; Amendments" on page 15 of this offer to purchase.

     o Stockholders may withdraw tendered shares at any time prior to the expiration of the offering, which is currently scheduled on April 19, 2000. Tenders will then be irrevocable until May 16, 2000, when they may be withdrawn by stockholders if they have not been accepted for payment by the Company. See "Withdrawal Rights" on page 4 of this offer to purchase.

     o Written notice of a withdrawal must be provided to the depositary. The information required and method of notification is different if you hold your shares directly or through a broker. See "Withdrawal Rights" on page 5 of this offer to purchase.

     o Checks for all accepted tenders will be issued by the depositary. See "Acceptance for Payment of Shares and Payment of Purchase Price" on page 4 of this offer to purchase.



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

     o The Company expects to announce final results on any proration within seven trading days of the expiration date. See "Acceptance for Payment of Shares and Payment of Purchase Price" on page 5 of this offer to purchase.

     o Stockholders who do not tender will increase their percentage ownership in the Company. This will include the executive officers and directors of the Company who do not intend to tender any of their shares. See "Purpose of the Offer; Certain Effects of the Offer" on page 8 and "Interest of Directors and Officers; Transaction and Arrangements Concerning Shares" on page 10 of this offer to purchase.

     o Generally, stockholders will be expected to recognize gain or loss on the tendered shares equal to the difference between the cash paid by the Company and the stockholder's basis. See "Federal Income Tax Consequences" on page 11 of this offer to purchase.

                         1. NUMBER OF SHARES; PRORATION

     Upon the terms and subject to the conditions described herein and in the letter of transmittal, we will purchase up to 400,000 shares that are validly tendered on or prior to the expiration date of the offer, and not properly withdrawn in accordance with section 3, at a price of $6.25 per share. The later of 5:00 p.m., New York time, on Wednesday, April 19, 2000, or the latest time and date to which the offer is extended pursuant to section 15, is referred to herein as the "expiration date." The proration period also expires on the expiration date.

     The Company reserves the right, in its sole discretion, to purchase more than 400,000 Shares pursuant to the offer. See Section 15. In accordance with applicable regulations of the Securities and Exchange Commission (the "SEC"), the Company may purchase pursuant to the offer an additional amount of Shares not to exceed 2% of the outstanding Shares without amending or extending the offer. If (i) the Company increases or decreases the price to be paid for the Shares, the Company increases the number of Shares being sought and such increase in the number of Shares being sought exceeds 2% of the outstanding Shares, or the Company decreases the number of Shares being sought; and (ii) the offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified in Section 15, the offer will be extended until the expiration of such period of ten business days. THIS OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS. SEE SECTION 6.

     The Company will pay the $6.25 purchase price for shares validly tendered and not withdrawn pursuant to this offer, taking into account the number of shares so tendered and the prices specified by tendering stockholders. All shares not purchased pursuant to this offer, including shares not purchased because of proration or because they were conditionally tendered and not accepted for purchase, will be returned to the tendering stockholders at our expense as promptly as practicable following the expiration date.

     Upon the terms and subject to the conditions of this offer, if 400,000 (or such greater number of Shares as the Company may elect to Purchase) or fewer Shares have been validly and not withdrawn on or prior to the expiration date, we will purchase all the Shares. Upon the terms and subject to the conditions of this offer, if more than 400,000 Shares (or such greater number of Shares as the Company may elect to Purchase) have been validly tendered and not withdrawn on or prior to the expiration date, we will purchase Shares in the following order of priority:

         (i) on a pro rata basis, all of the Shares properly and unconditionally tendered, and all of the Shares properly and conditionally tendered for which the condition can be satisfied; and

         (ii) if the number of Shares acquired under (i) is less than 400,000, such additional Shares to total 400,000, by lot from shareholders who conditionally tendered their Shares for which the condition could not be met and in the respective amounts that each such stockholder indicated as the minimum number of Shares to be purchased by the Company.

     If proration of tendered Shares is required, we do not expect that we will be able to announce the final proration factor or to commence payment for any Shares purchased pursuant to this offer until approximately seven Nasdaq National Market trading days after the expiration date. Preliminary results of proration will be announced by press release as promptly as practicable after the expiration date. Holders of Shares may obtain such preliminary information from the Company.

     We expressly reserve the right, in our sole discretion, at any time or from time to time, to extend the period of time during which the offer is open by giving oral or written notice of such extension to the depositary and making a public announcement thereof. See section 15. There can be no assurance, however, that we will exercise our right to extend the offer.

     For purposes of the offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York time.

     Copies of this offer to purchase and the related letter of transmittal are being mailed to record holders of Shares and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on our stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

                        2. PROCEDURE FOR TENDERING SHARES

     To tender Shares validly pursuant to the offer, a properly completed and duly executed letter of transmittal or facsimile thereof, together with any required signature guarantees and any other documents required by the letter of transmittal, must be received by the depositary at its address set forth on the back cover of this offer to purchase and either (i) certificates for the Shares to be tendered must be received by the depositary at such address or (ii) the Shares must be delivered pursuant to the procedures for book-entry transfer described below, and a confirmation of the delivery received by the depositary, in each case on or prior to the expiration date.

     The depositary will establish an account with respect to the Shares at The Depositary Trust Company, which is a book-entry transfer facility, for purposes of the offer within two business days after the date of this offer, and any financial institution that is a participant in the system of the book-entry transfer facility may make delivery of Shares by causing the book-entry transfer facility to transfer such Shares into the depositary's account in accordance with the procedures of the book-entry transfer facility. Although delivery of Shares may be effected through book-entry transfer, a properly completed and duly executed letter of transmittal or a manually signed copy thereof, or an agent's message, as defined below, together with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the depositary at its address set forth on the back cover of this offer on or prior to the expiration date. Delivery of required documents to the book-entry transfer facility in accordance with its procedures does not constitute delivery to the depositary and will not constitute a valid tender.

     The term "agent's message" means a message transmitted by the book-entry transfer facility to, and received by, the depositary and forming a part of a book-entry confirmation, which states that the book-entry transfer facility has received an express acknowledgment from the participant in the book-entry transfer facility tendering the Shares, that the participant has received and agrees to be bound by the terms of the letter of transmittal and that we may enforce the agreement against the participant.

     Except as set forth below, all signatures on a letter of transmittal must be guaranteed by a firm that is a member of a registered national securities exchange or the National Association of Securities Dealers, Inc., or by a commercial bank, a trust company, a savings bank, a savings and loan association or a credit union which has membership in an approved signature guarantee medallion program, each of the foregoing being referred to as an "eligible institution". Signatures on a letter of transmittal need not be guaranteed if
(a) the letter of transmittal is signed by the registered holder of the Shares, which term, for the purposes of this section, includes a participant in the book-entry transfer facility whose name appears on a security position listing as the holder of the Shares, tendered therewith and the holder has not completed the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the letter of transmittal or (b) the Shares are tendered for the account of an eligible institution. See instructions 1 and 5 of the letter of transmittal.

     The method of delivery of Shares and all other required documents is at the option and risk of the tendering stockholder. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases sufficient time should be allowed to assure timely delivery.




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     To prevent United States federal income tax backup withholding equal to 31%
of the gross payments made pursuant to the offer, each tendering stockholder must provide the depositary with the stockholder's correct taxpayer identification number and certain other information by properly completing the substitute Form W-9 included in the letter of transmittal. Foreign stockholders, as defined in section 14, must submit a properly completed Form W-8, which may be obtained from the depositary, in order to prevent backup withholding. In general, backup withholding does not apply to corporations or to foreign stockholders subject to 30%, or lower treaty rate, withholding on gross payments received pursuant to the offer, as discussed in section 14. For a discussion of certain federal income tax consequences to tendering stockholders, see section
14. Each stockholder is urged to consult with his or her own tax advisor regarding his, her or its qualification for exemption from backup withholding and the procedure for obtaining any applicable exemption.

     It is a violation of Rule 14e promulgated under the Securities Exchange Act of 1934, as amended, for a person to tender Shares for his or her own account unless the person so tendering (i) has a net long position equal to or greater than the amount of (x) Shares tendered or (y) other securities immediately convertible into, exercisable or exchangeable for the amount of Shares tendered and will acquire such Shares for tender by conversion, exercise or exchange of such other securities and (ii) will cause such Shares to be delivered in accordance with the terms of the offer. Rule 14e-4 provides a similar restriction applicable to the tender on behalf of another person. The tender of Shares pursuant to any one of the procedures described above will constitute the tendering stockholder's representation and warranty that (i) the stockholder has a net long position in the Shares being tendered within the meaning of Rule 14e-4 promulgated under the Exchange Act, and (ii) the tender of such Shares complies with Rule 14e-4. Our acceptance for payment of Shares tendered pursuant to the offer will constitute a binding agreement between the tendering stockholder and us upon the terms and subject to the conditions of the offer.

     All questions as to the form of documents, the number of Shares to be accepted and the validity, eligibility, including time of receipt, and acceptance for payment of any tender of Shares will be determined by us, in our sole discretion, which determination shall be final and binding on all parties. We reserve the absolute right to reject any or all tenders of Shares that we determine are not in proper form or the acceptance for payment of or payment for Shares that may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defect or irregularity in any tender of any particular Shares. None of the Company, the depositary or any other person is or will be under any duty to give notice of any defect or irregularity in tenders, nor shall any of them incur any liability for failure to give any such notice.

     Certificates for Shares, together with a properly completed letter of transmittal, or, in the case of a book-entry transfer, an agent's message, and any other documents required by the letter of transmittal, must be delivered to the depositary and not to the Company. Any such documents delivered to us will not be forwarded to the depositary and therefore will not be deemed to be properly tendered.

                              3. WITHDRAWAL RIGHTS

     Tenders of Shares made pursuant to the offer may be withdrawn at any time prior to the expiration date. Thereafter, tenders are irrevocable, except that they may be withdrawn after 12:00 midnight, New York City time, May 16, 2000 unless previously accepted for payment by us as provided in this offer to purchase. If we extend the period of time during which the offer is open, are delayed in purchasing Shares or are unable to purchase Shares pursuant to the offer for any reason, then, without prejudice to our rights under the offer, the depositary may, on behalf of us, retain all Shares tendered, and the Shares may not be withdrawn except as otherwise provided in this section 3, subject to Rule 13e-4(f)(5) under the Exchange Act, which provides that the issuer making the tender offer shall either pay the consideration offered, or return the tendered securities promptly after the termination or withdrawal of the tender offer.

     Withdrawal of Shares Held in Physical Form. Tenders of Shares made pursuant to the offer may not be withdrawn after the expiration date, except that they may be withdrawn after 12:00 midnight, New York time, May 16, 2000 unless accepted for payment by us as provided in this offer. For a withdrawal to be effective prior to that time, a stockholder of Shares held in physical form must provide a written, telegraphic or facsimile transmission notice of withdrawal to the depositary at its address set forth on the back cover page of this offer before the expiration date, which notice must contain: (A) the name of the person who tendered the Shares; (B) a description of the Shares to be withdrawn;
(C) the certificate numbers shown on the particular certificates evidencing the Shares; (D) the signature



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of the stockholder executed in the same manner as the original signature on the letter of transmittal, including any signature guarantee, if such original signature was guaranteed; and (E) if the Shares are held by a new beneficial owner, evidence satisfactory to the Company that the person withdrawing the tender has succeeded to the beneficial ownership of the Shares. A purported notice of withdrawal which lacks any of the required information will not be an effective withdrawal of a tender previously made.

     Withdrawal of Shares Held with the Book-Entry Transfer Facility. Tenders of Shares made pursuant to the offer may not be withdrawn after the expiration date, except that they may be withdrawn after 12:00 midnight, New York time, May 16, 2000 unless accepted for payment by the Company as provided in this offer. For a withdrawal to be effective prior to that time, a stockholder of Shares held with the book-entry transfer facility must (i) call his or her broker and instruct the broker to withdraw the tender of Shares by debiting the depositary's account at the book-entry transfer facility for all Shares to be withdrawn; and (ii) instruct the broker to provide a written, telegraphic or facsimile transmission notice of withdrawal to the depositary on or before the expiration date. The notice of withdrawal shall contain (A) the name of the person who tendered the Shares; (B) a description of the Shares to be withdrawn; and (C) if the Shares are held by a new beneficial owner, evidence satisfactory to us that the person withdrawing the tender has succeeded to the beneficial ownership of the Shares. A purported notice of withdrawal which lacks any of the required information will not be an effective withdrawal of a tender previously made.

     Any permitted withdrawals of tenders of Shares may not be rescinded, and any Shares so withdrawn will thereafter be deemed not validly tendered for purposes of the offer; provided, however, that withdrawn Shares may be re-tendered by following the procedures for tendering prior to the expiration date.

     All questions as to the form and validity, including time of receipt, of any notice of withdrawal will be determined by us, in our sole discretion, which determination shall be final and binding on all parties. None of the Company, the depositary or any other person is or will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or incur any liability for failure to give any such notification.

        4. ACCEPTANCE FOR PAYMENT OF SHARES AND PAYMENT OF PURCHASE PRICE

     Upon the terms and subject to the conditions of the offer and as promptly as practicable after the expiration date, we will, subject to the proration and conditional tender provisions of the offer, accept for payment and pay the purchase price for Shares validly tendered and not withdrawn. Thereafter, payment for all Shares validly tendered on or prior to the expiration date and accepted for payment pursuant to the offer will be made by the depositary by check as promptly as practicable. In all cases, payment for Shares accepted for payment pursuant to the offer will be made only after timely receipt by the depositary of certificates for such Shares, or of a timely confirmation of a book-entry transfer of such Shares into the depositary's account at the book-entry transfer facility, a properly completed and duly executed letter of transmittal or a manually signed copy thereof, with any required signature guarantees, or in the case of a book-entry delivery an agent's message, and any other required documents.

     For purposes of the offer, we shall be deemed to have accepted for payment, and thereby purchased, subject to proration and conditional tenders, Shares that are validly tendered and not withdrawn, if and when we give oral or written notice to the depositary of our acceptance for payment of the Shares. In the event of proration, we will determine the proration factor and pay for those tendered Shares accepted for payment as soon as practicable after the expiration date. However, we do not expect to be able to announce the final results of any such proration until approximately seven Nasdaq National Market trading days after the expiration date. We will pay for Shares that we have purchased pursuant to the offer by depositing the aggregate purchase price therefor with the depositary. The depositary will act as agent for tendering stockholders for the purpose of receiving payment from us and transmitting payment to tendering stockholders. Under no circumstances will interest be paid on amounts to be paid to tendering stockholders, regardless of any delay in making such payment.

     Certificates for all Shares not purchased, including Shares not purchased because of proration and Shares that were conditionally tendered and not accepted, will be returned, or, in the case of Shares tendered by book-entry transfer, the Shares will be credited to an account maintained with the book-entry transfer facility by the participant therein who so delivered the Shares, as promptly as practicable following the expiration date without expense to the tendering stockholder.




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

     Payment for Shares may be delayed in the event of difficulty in determining the number of Shares properly tendered or if proration is required. See section
1. In addition, if certain events occur, we may not be obligated to purchase Shares pursuant to the offer. See section 6.

     We will pay or cause to be paid any stock transfer taxes with respect to the sale and transfer of any Shares to us or our order pursuant to the offer. If, however, payment of the purchase price is to be made to, or a portion of the Shares delivered, whether in certificated form or by book entry, but not tendered or not purchased are to be registered in the name of, any person other than the registered holder, or if tendered Shares are registered in the name of any person other than the person signing the letter of transmittal, unless the person is signing in a representative or fiduciary capacity, the amount of any stock transfer taxes, whether imposed on the registered holder, such other person or otherwise, payable on account of the transfer to the person will be deducted from the purchase price unless satisfactory evidence of the payment of such taxes, or exemption therefrom, is submitted. See instruction 6 to the letter of transmittal.

     Any tendering stockholder or other payee who fails to complete fully and sign the substitute Form W-9 included in the letter of transmittal, or, in the case of a foreign individual, a Form W-8, may be subject to required federal income tax withholding of 31% of the gross proceeds paid to such stockholder or other payee pursuant to the offer. See section 2.

                         5. CONDITIONAL TENDER OF SHARES

     Under certain circumstances and subject to the exceptions set forth in section 1, we may prorate the number of Shares purchased pursuant to the offer. As discussed in section 14, the number of Shares to be purchased from a particular stockholder might affect the tax treatment of the purchase for the stockholder and the stockholder's decision whether to tender. Each stockholder is urged to consult with his or her own tax advisor. Accordingly, a stockholder may tender Shares subject to the condition that a specified minimum number of the stockholder's Shares tendered pursuant to a letter of transmittal must be purchased if any Shares so tendered are purchased. Any stockholder desiring to make a conditional tender must so indicate in the box captioned "Conditional Tender" in the letter of transmittal.

     Any tendering stockholders wishing to make a conditional tender must calculate and appropriately indicate the minimum number of Shares to be tendered. If the effect of accepting tenders on a pro rata basis would be to reduce the number of Shares to be purchased from any stockholder, tendered pursuant to a letter of transmittal, below the minimum number so specified, the tender will automatically be regarded as withdrawn, except as provided in the next paragraph, and all Shares tendered by the stockholder pursuant to the applicable letter of transmittal will be returned as promptly as practicable thereafter.

     If conditional tenders, that would otherwise be so regarded as withdrawn, would cause the total number of Shares to be purchased to fall below 400,000, then, to the extent feasible, we will select enough conditional tenders that would otherwise have been so withdrawn to permit us to purchase 400,000 Shares. In selecting among these conditional tenders, we will select by lot and will limit our purchase in each case to the minimum number of Shares designated by the stockholder in the applicable letter of transmittal as a condition to his or her tender.

                           6. CONDITIONS OF THE OFFER

     Notwithstanding any other provision of the offer, we will not be required to accept for payment or pay for any Shares tendered, and may terminate or amend and may postpone, subject to the requirements of the Exchange Act for prompt payment for or return of Shares tendered, the acceptance for payment of Shares tendered, if at any time after March 21, 2000 and at or before any of the following shall have occurred:

         (a) there shall have been threatened, instituted or pending any action or proceeding by any government or governmental, regulatory or administrative agency or authority or tribunal or any other person, domestic or foreign, or before any court, authority, agency or tribunal that (i) challenges the acquisition of Shares pursuant to the offer or otherwise in any manner relates to or affects the offer or (ii) in the reasonable judgment of the Company, could materially and adversely affect the business, condition, financial or other, income, operations or prospects of the Company and our subsidiaries, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of the Company or any of our subsidiaries or materially impair the offer's contemplated benefits to us;

         (b) there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the offer or the Company or any of our subsidiaries, by any legislative body, court, authority, agency or tribunal which, in our sole judgment, would or might directly or indirectly (i) make the acceptance for payment of, or payment for, some or all of the Shares illegal or otherwise restrict or prohibit consummation of the offer, (ii) delay or restrict the ability of the Company, or render us unable, to accept for payment or pay for some or all of the Shares, (iii) materially impair the contemplated benefits of the offer to us or (iv) materially affect the business, condition, financial or other, income, operations or prospects of the Company and our subsidiaries, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of the Company or any of our subsidiaries;

         (c) it shall have been publicly disclosed or we shall have learned that
     (i) any person or "group," within the meaning of Section 13(d)(3) of the Exchange Act, has acquired or proposes to acquire beneficial ownership of more than 5% of the outstanding Shares whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise, other than as disclosed in a Schedule 13D or 13G on file with the SEC on March 21, 2000, or (ii) any person or group that on or prior to March 21, 2000 had filed a Schedule 13D or 13G with the SEC thereafter shall have acquired or shall propose to acquire, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise, beneficial ownership of additional Shares representing 2% or more of the outstanding Shares;

         (d) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market, (ii) any significant decline in the market price of the Shares or in the general level of market prices of equity securities in the United States or abroad, (iii) any change in the general political, market, economic or financial condition in the United States or abroad that could have a material adverse effect on our business, condition, financial or otherwise, income, operations, prospects or ability to obtain financing generally or the trading in the Shares, (iv) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation on, or any event which, in our reasonable judgment, might affect the extension of credit by lending institutions in the United States, (v) the commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States or (vi) in the case of any of the foregoing existing at the time of the commencement of the offer, in our reasonable judgment, a material acceleration or worsening thereof;

         (e) a tender or exchange offer with respect to some or all of the Shares, other than the offer, or a merger, acquisition or other business combination proposal for the Company, shall have been proposed, announced or made by another person or group, within the meaning of Section 13(d) (3) of the Exchange Act;

         (f) there shall have occurred any event or events that has resulted, or may in the reasonable judgment of the Company result, directly or indirectly, in an actual or threatened change in the business, condition, financial or other, income, operations, stock ownership or prospects of the Company and our subsidiaries;

and, in the reasonable judgment of the Company, such event or events make it undesirable or inadvisable to proceed with the offer or with such acceptance for payment.

     The foregoing conditions are for the reasonable benefit of the Company and may be asserted by us regardless of the circumstances, including any action or inaction by us, giving rise to any of these conditions, and any such condition may be waived by us, in whole or in part, at any time and from time to time in our reasonable discretion. The failure by the Company at any time to exercise any of the foregoing rights shall not be deemed a waiver of the right and each of these rights shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by us concerning the events described above will be final and binding on all parties.

     Acceptance of Shares validly tendered in the offer is subject to the condition that, as of the expiration date, and after giving pro forma effect to the acceptance of Shares validly tendered, the Company would continue to have at least

300 stockholders and the Shares would remain listed for quotation on the Nasdaq National Market. This condition may not be waived.

     The Exchange Act requires that all conditions to the offer must be satisfied or waived before the expiration date.

                       7. PRICE RANGE OF SHARES; DIVIDENDS

     The following table sets forth the high and low sales prices for the Shares as reported on the Nasdaq National Market for the periods indicated. Our fiscal year end is February 28 (29).


Fiscal 1999                                                      High                   Low
                                                               -------               --------

1st Quarter                                                     $7.750                $4.750
2nd Quarter                                                      7.125                 4.250
3rd Quarter                                                      6.500                 4.000
4th Quarter                                                      5.625                 3.938

Fiscal 2000

1st Quarter                                                     $6.688                $3.000
2nd Quarter                                                      6.375                 5.250
3rd Quarter                                                      6.125                 3.625
4th Quarter                                                      5.875                 4.000

Fiscal 2001

1st Quarter (through March 20, 2000)                            $ 3.75                $3.375

     On March 20, 2000, the closing price of the Shares on the Nasdaq National Market was $3.75 per share. Stockholders are urged to obtain current market quotations for the Shares.

     The Company has not paid dividends on its Common Stock since its inception and does not intend to pay cash dividends for the foreseeable future. Any future earnings will be retained for use in the Company's business.

                    8. PURPOSE OF THE OFFER; CERTAIN EFFECTS

     The offer will enable stockholders who are considering the sale of all or a portion of their Shares the opportunity to sell Shares for cash without the usual transaction costs associated with open-market sales. The offer may also give stockholders the opportunity to sell Shares at prices greater than market prices prevailing prior to the announcement of the offer. See section 7. In addition, qualifying stockholders owning beneficially fewer than 100 Shares, whose Shares are purchased pursuant to the offer, not only will avoid the payment of brokerage commissions but will also avoid any applicable odd lot discounts to the market price typically charged by brokers for executing odd lot trades.

     The Company's Board of Directors believes that the offer is in the best interests of the company. The offer affords to those stockholders who desire liquidity an opportunity to sell all or a portion of their Shares without the usual transaction costs associated with open market sales. The Company believes that the offer will be accretive to earnings per share (on both a basic and a diluted basis) in the Company's fiscal year ending February 28, 2001, but there can be no assurance to that effect.

     The market price of the Company's Common Stock has been negatively impacted over the last several months. The Company continues to believe that its primary business initiatives represent significant business opportunities for the Company and will eventually translate into improved financial performance of the Company. There are, however, many uncertainties associated with realizing such improved results of operations and financial condition, and no assurances can be given that the Company's efforts will succeed.

     The Board of Directors has determined that the Company's financial condition and outlook and current market conditions, including recent trading prices of the Shares, make this an attractive time to repurchase a significant portion of the outstanding Shares. In the view of the Company, the offer represents an attractive investment for the Company and use of the Company's cash generation abilities that should benefit the Company and its stockholders over the long term. In deciding to approve the offer, the Board of Directors took into account the expected financial impact of the offer including the increased interest expense and financial and operating constraints associated with the financing required to fund the offer. The Company believes that its cash, short-term investments and access to credit facilities following the completion of the offer, together with its anticipated cash flow from operations, are adequate for its needs in the foreseeable future.

     Stockholders who do not tender their Shares pursuant to the offer and stockholders who otherwise retain an equity interest in the Company as a result of a partial tender of Shares or a proration pursuant to section 1 of the offer to purchase will continue to be owners of the Company with the attendant risks and rewards associated with owning the equity securities of the Company.

     Stockholders who determine not to accept the offer will realize a proportionate increase in their relative equity interest in the Company and, thus, in the Company's earnings and assets, subject to any risks resulting from our purchase of Shares and our ability to issue additional equity securities in the future. In addition, to the extent the purchase of Shares pursuant to the offer results in a reduction of the number of stockholders of record, our costs for services to stockholders may be reduced.

     If fewer than 400,000 Shares are purchased pursuant to the offer, we may repurchase the remainder of the Shares on the open market, in privately negotiated transactions or otherwise. In the future, we may determine to purchase additional Shares on the open market, in privately negotiated transactions, through one or more tender offers or otherwise. Any purchases may be on the same terms as, or on terms which are more or less favorable to stockholders than, the terms of the offer. However, Rule 13e-4 under the Exchange Act prohibits us and our affiliates from purchasing any Shares, other than pursuant to the offer, until at least ten business days after the expiration date. Any future purchases of Shares by the Company would depend on many factors, including the market price of the Shares, our business and financial position, and general economic and market conditions.

     Shares we acquire pursuant to the offer will be restored to the status of authorized and unissued Shares and will be available for us to issue without further stockholder action, except as required by applicable law or the rules of the Nasdaq National Market or any other securities exchange on which the Shares are listed, for purposes including, but not limited to, the acquisition of other businesses, the raising of additional capital for use in our business and the satisfaction of obligations under existing or future employee benefit plans. We have no current plans for reissuance of the Shares repurchased pursuant to the offer.

     Neither the Company nor our board of directors makes any recommendation to any stockholder as to whether to tender all or any Shares. Each stockholder must make his or her own decision whether to tender Shares and, if so, how many Shares to tender and at what price. Directors, officers and employees of the Company who own Shares may participate in the offer on the same basis as our other stockholders. We have been advised that none of the directors or officers of the Company intend to tender Shares pursuant to the offer.

                          9. SOURCE AND AMOUNT OF FUNDS

     Assuming that the Company purchases 400,000 Shares pursuant to the offer at a purchase price of $6.25 per Share, net to the sellers in cash, the Company expects the maximum aggregate cost, including all fees and expenses applicable to the offer, to be approximately $2,600,000. The Company estimates that the funds necessary to pay such amounts will come primarily from the Company's existing line of credit and a new loan in an amount not to exceed $1,000,000 (the "Loan") from Norwest Bank of Durango, N.A. (the "Bank"). Under the terms of the new loan, twelve interest only payments will begin one month from the origination date of the loan, and twelve monthly principal and interest payments of $31,685 will begin thirteen months from the origination date of the Loan. A final payment of all remaining principal and accrued interest will be due twenty-five months following origination. The Loan will bear interest at a fixed rate of 8.75%. Repayment of the Loan will be secured by an interest in the Company's assets.

     The Company intends to repay the Loan through cash flow from operations.

     It is estimated that the Company will incur approximately $100,000 in financing, legal and other one-time charges associated with the tender offer.

           10. INFORMATION CONCERNING ROCKY MOUNTAIN CHOCOLATE FACTORY

GENERAL

     Founded in 1981 and incorporated in Colorado in 1982, the Company is a manufacturer, international franchiser and retail operator. The Company is headquartered in Durango, Colorado and manufactures an extensive line of premium chocolate candies and other confectionery products. As of February 29, 2000, there were 34 Company-owned and 194 franchised Rocky Mountain Chocolate Factory stores operating in 42 states, Canada and Guam.

     Approximately 40% of the products sold at the Company-owned and franchised the Company stores are prepared on the premises. The Company believes this in-store preparation creates a special store ambiance and the aroma and sight of products being made attracts foot traffic and assures customers that products are indeed fresh.

     The Company believes that its principal competitive strengths lie in its name recognition, its reputation for the quality, variety and the taste of its products; the special ambiance of its stores; its knowledge and experience in applying criteria for selection of new store locations; its expertise in the manufacture of chocolate candy products and the merchandising and marketing of chocolate and other candy products; and the control and training infrastructures it has implemented to assure consistent customer service and execution of successful practices and techniques at its franchised and Company-owned stores.

              11. INTEREST OF DIRECTORS AND OFFICERS; TRANSACTIONS
                       AND ARRANGEMENTS CONCERNING SHARES

     As of March 20, 2000, the Company had 2,386,879 Shares issued and outstanding and had reserved 306,000 Shares for issuance upon exercise of outstanding stock options. The 400,000 Shares that we are offering to purchase represent approximately 16.7% of the outstanding Shares. As of March 20, 2000, our directors and executive officers as a group, 9 persons, beneficially owned an aggregate of 965,198 Shares, including 154,000 Shares covered by currently exercisable options granted under our stock option plan, representing approximately 38.0% of the outstanding Shares, assuming the exercise by such persons of their currently exercisable options. Directors, officers and employees of the Company who own Shares may participate in the offer on the same basis as our other stockholders. We have been advised that none of our directors or executive officers intend to tender Shares pursuant to the offer.

     Assuming we purchase 400,000 Shares pursuant to the offer, and neither the trustee of the Company's 401(k) plan nor any of our directors or executive officers tender any Shares pursuant to the offer, then after the purchase of Shares pursuant to the offer, our executive officers and directors as a group would own beneficially approximately 45.1% of the outstanding Shares, assuming the exercise by these persons of their currently exercisable options.

     Between January 27, 1999 and February 7, 2000, the Company repurchased 148,100 Company Shares on the open market at an average price of $5.50 per share, and, on February 7, 2000 Clyde Engle, a Director of the Company, purchased 8,000 Shares for $5.50 per share. Except option grants to certain directors of the Company and the transactions discussed in the foregoing sentence, neither the Company, nor any subsidiary of the Company nor, to the best of our knowledge, any of the Company's directors and executive officers, nor any affiliate of any of the foregoing, had any transactions involving the Shares during the 60 days prior to the date hereof.

     Except for outstanding options to purchase Shares granted from to time to time over recent years to certain directors and employees, including executive officers, of the Company pursuant to our stock option plan, and except as set forth below and otherwise described herein, neither the Company nor, to the best of our knowledge, any of our affiliates, directors or executive officers, or any of the directors or executive officers of any of its affiliates, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the offer with respect to any securities of the Company including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations. Notwithstanding the foregoing, five officers and directors of the Company borrowed funds from the Company to fund purchases of Company stock and owe a total aggregate balance of $237,025. Such borrowings are secured by an interest in the stock purchased by such officers and directors.

     Except as disclosed in this offer, the Company, its directors and executive officers have no current plans or proposals which relate to or would result in:

     o the acquisition by any person of additional securities of the Company or the disposition of securities of the Company; or an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or any of our subsidiaries;

     o a purchase, sale or transfer of a material amount of assets of the Company or any of our subsidiaries;

     o any change in the present board of directors or management of the Company;

     o any material change in the present dividend rate or policy, or indebtedness or capitalization of the Company; or any other material change in the Company's corporate structure or business;

     o any change in our certificate of incorporation or bylaws or any actions which may impede the acquisition of control of the Company by any person;

     o a class of equity security of the Company being delisted from a national securities exchange;

     o a class of equity securities of the Company becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act; or

     o the suspension of our obligation to file reports pursuant to Section 15(d) of the Exchange Act.

               12. EFFECTS OF THE OFFER ON THE MARKET FOR SHARES;
                       REGISTRATION UNDER THE EXCHANGE ACT

     The Company's purchase of Shares pursuant to this offer will reduce the number of Shares that might otherwise trade publicly and may reduce the number of stockholders. Nonetheless, we anticipate that there will be a sufficient number of Shares outstanding and publicly traded following consummation of the offer to ensure a continued trading market for the Shares. Based upon published guidelines of the Nasdaq National Market, we believe that following our purchase of Shares pursuant to the offer, our remaining Shares will continue to qualify to be quoted on the Nasdaq National Market.

     The Shares are currently "margin securities" under the rules of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit to their customers using such Shares as collateral. We believe that, following the purchase of Shares pursuant to the offer, the Shares will continue to be "margin securities" for purposes of the Federal Reserve Board's margin regulations.

     The Shares are registered under the Exchange Act, which requires, among other things, that we furnish certain information to our stockholders and the SEC and comply with SEC's proxy rules in connection with meetings of our stockholders.

                     13. LEGAL MATTERS; REGULATORY APPROVALS

     We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our acquisition of Shares as contemplated herein or of any approval or other action by, or any filing with, any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of Shares by us as contemplated herein. Should any approval or other action be required, we presently contemplate that the approval or other action will be sought. We are unable to predict whether we may determine that we are required to delay the acceptance for payment of or payment for Shares tendered pursuant to this offer pending the outcome of any such matter. There can be no assurance that any approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any approval or other action might not result in adverse consequences to our business. Our obligations under the offer to accept for payment and pay for Shares is subject to certain conditions. See section 6.

                       14. FEDERAL INCOME TAX CONSEQUENCES

     GENERAL. The following is a discussion of the material United States federal income tax consequences to stockholders with respect to a sale of Shares pursuant to the offer. The discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended, Treasury regulations, Internal Revenue Service rulings and judicial decisions, all in effect as of the date hereof and all of which are subject to change, possibly with retroactive effect, by subsequent legislative, judicial or administrative action. The discussion does not address all aspects of United States federal income taxation that may be relevant to a particular stockholder in light of the stockholder's particular circumstances or to certain types of holders subject to special treatment under the United States federal income tax laws, such as certain financial institutions, tax-exempt organizations, life insurance companies, dealers in securities or currencies, employee benefit plans or stockholders holding the Shares as part of a conversion transaction, as part of a hedge or hedging transaction, or as a position in a straddle for tax purposes. In addition, the discussion below does not consider the effect of any foreign, state, local or other tax laws that may be applicable to particular stockholders. The discussion assumes that the Shares are held as "capital assets" within the meaning of Section 1221 of the Internal Revenue Code. We have neither requested nor obtained a written opinion of counsel or a ruling from the IRS with respect to the tax matters discussed below.

     Each stockholder should consult his or her own tax advisor as to the particular United States federal income tax consequences to that stockholder tendering Shares pursuant to the offer and the applicability and effect of any state, local or foreign tax laws and recent changes in applicable tax laws.

     Characterization of the Surrender of Shares Pursuant to the offer. The surrender of Shares by a stockholder to the Company pursuant to the offer will be a taxable transaction for United States federal income tax purposes and may also be a taxable transaction under applicable state, local and foreign tax laws. The United States federal income tax consequences to a stockholder may vary depending upon the stockholder's particular facts and circumstances. Under
Section 302 of the Internal Revenue Code, the surrender of Shares by a stockholder to the Company pursuant to the offer will be treated as a "sale or exchange" of Shares for United States federal income tax purposes, rather than as a distribution by the Company with respect to the Shares held by the tendering stockholder, if the receipt of cash upon surrender (i) is "substantially disproportionate" with respect to the stockholder, (ii) results in a "complete redemption" of the stockholder's interest in the Company, or
(iii) is "not essentially equivalent to a dividend" with respect to the stockholder, each as described below.

     If any of the above three tests is satisfied, and the surrender of the Shares is therefore treated as a "sale or exchange" of Shares for United States federal income tax purposes, the tendering stockholder will recognize gain or loss equal to the difference between the amount of cash received by the stockholder and the stockholder's tax basis in the Shares surrendered pursuant to the offer. Any gain or loss will be capital gain or loss, and will be long term capital gain or loss if the Shares have been held for more than one year.

     If none of the above three tests is satisfied, the tendering stockholder will be treated as having received a distribution by the Company with respect to the stockholder's Shares in an amount equal to the cash received by the stockholder pursuant to the offer. The distribution will be treated as a dividend taxable as ordinary income to the extent of the Company's current or accumulated earnings and profits for tax purposes. The amount of the distribution in excess of the Company's current or accumulated earnings and profits will be treated as a return of the stockholder's tax basis in the Shares, and then as gain from the sale or exchange of the Shares. If a stockholder is treated as having received a distribution by the Company with respect to his or her Shares, the stockholder's tax basis in his or her remaining Shares will generally be adjusted to take into account the stockholders return of basis in the Shares tendered.

     CONSTRUCTIVE OWNERSHIP. In determining whether any of the three tests under
Section 302 of the Internal Revenue Code is satisfied, stockholders must take into account not only the Shares that are actually owned by the stockholder, but also Shares that are constructively owned by the stockholder within the meaning of Section 318 of the Internal Revenue Code. Under Section 318 of the Code, a stockholder may constructively own Shares actually owned, and in some cases constructively owned, by certain related individuals or entities and Shares that the stockholder has the right to acquire by exercise of an option or by conversion.

     PRORATION. Contemporaneous dispositions or acquisitions of Shares by a stockholder or related individuals or entities may be deemed to be part of a single integrated transaction and may be taken into account in determining whether any of the three tests under Section 302 of the Internal Revenue Code has been satisfied. Each stockholder should be aware that because proration may occur in the offer, even if all the Shares actually and constructively owned by a stockholder are tendered pursuant to the offer, fewer than all of these Shares may be purchased by the Company. Thus, proration may affect whether the surrender by a stockholder pursuant to the offer will meet any of the three tests under Section 302 of the Code. See Section 5 for information regarding each stockholder's option to make a conditional tender of a minimum number of Shares. A stockholder should consult his or her own tax advisor regarding whether to make a conditional tender of a minimum number of Shares, and the appropriate calculation thereof.

     SECTION 302 TESTS. The receipt of cash by a stockholder will be "substantially disproportionate" if the percentage of the outstanding Shares in the Company actually and constructively owned by the stockholder immediately following the surrender of Shares pursuant to the offer is less than 80% of the percentage of the outstanding Shares actually and constructively owned by the stockholder immediately before the sale of Shares pursuant to the offer. Stockholders should consult their tax advisors with respect to the application of the "substantially disproportionate" test to their particular situation.

     The receipt of cash by a stockholder will be a "complete redemption" if either (i) the stockholder owns no Shares in the Company either actually or constructively immediately after the Shares are surrendered pursuant to the offer, or (ii) the stockholder actually owns no Shares in the Company immediately after the surrender of Shares pursuant to the offer and, with respect to Shares constructively owned by the stockholder immediately after the offer, the stockholder is eligible to waive, and effectively waives, constructive ownership of all such Shares under procedures described in Section 302(c) of the Internal Revenue Code. A director, officer or employee of the Company is not eligible to waive constructive ownership under the procedures described in Section 302(c) of the Internal Revenue Code.

     Even if the receipt of cash by a stockholder fails to satisfy the "substantially disproportionate" test or the "complete redemption" test, a stockholder may nevertheless satisfy the "not essentially equivalent to a dividend" test if the stockholder's surrender of Shares pursuant to the offer results in a "meaningful reduction" in the stockholder's interest in the Company. Whether the receipt of cash by a stockholder will be "not essentially equivalent to a dividend" will depend upon the individual stockholder's facts and circumstances. The IRS has indicated in published rulings that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a "meaningful reduction." Stockholders expecting to rely upon the "not essentially equivalent to a dividend" test should consult their own tax advisors as to its application in their particular situation.

     CORPORATE STOCKHOLDER DIVIDEND TREATMENT. If a sale of Shares by a corporate stockholder is treated as a dividend, the corporate stockholder may be entitled to claim a deduction equal to 70% of the dividend under Section 243 of the Internal Revenue Code, subject to applicable limitations. Corporate stockholders should, however, consider the effect of Section 246(c) of the Internal Revenue Code, which disallows the 70% dividends-received deduction with respect to stock that is held for 45 days or less. For this purpose, the length of time a taxpayer is deemed to have held stock may be reduced by periods during which the taxpayer's risk of loss with respect to the stock is diminished by reason of the existence of certain options or other transactions. Moreover, under Section 246A of the Internal Revenue Code, if a corporate stockholder has incurred indebtedness directly attributable to an investment in Shares, the 70% dividends-received deduction may be reduced.

     In addition, amounts received by a corporate stockholder pursuant to the offer that are treated as a dividend may constitute an "extraordinary dividend" under Section 1059 of the Internal Revenue Code. The "extraordinary dividend" rules of the Internal Revenue Code are highly complicated. Accordingly, any corporate stockholder that might have a dividend as a result of the sale of Shares pursuant to the offer should review the "extraordinary dividend" rules to determine the applicability and impact of such rules to it.

     ADDITIONAL TAX CONSIDERATIONS. The distinction between long-term capital gains and ordinary income is relevant because, in general, individuals currently are subject to taxation at a reduced rate on their "net capital gain," which is the excess of net long-term capital gains over net short-term capital losses, for the year. Tax rates on long-term capital gain for individual shareholders vary depending on the shareholders' income and holding period for the Shares. In particular, reduced tax rates apply to gains recognized by an individual from the sale of capital assets held for more than one year, currently 20 percent or less.

     Stockholders are urged to consult their own tax advisors regarding any possible impact on their obligation to make estimated tax payments as a result of the recognition of any capital gain, or the receipt of any ordinary income, caused by the surrender of any Shares to the Company pursuant to the offer.

     FOREIGN STOCKHOLDERS. The Company will withhold United States federal income tax at a rate of 30% from gross proceeds paid pursuant to the offer to a foreign stockholder or his agent, unless we determine that a reduced rate of withholding is applicable pursuant to a tax treaty or that an exemption from withholding is applicable because the gross proceeds are effectively connected with the conduct of a trade or business by the foreign stockholder within the United States. For this purpose, a foreign stockholder is any stockholder that is not (i) a citizen or resident of the United States, (ii) a domestic corporation or domestic partnership, (iii) an estate the income of which from sources without the United States is effectively connected with the conduct of a trade or business within the United States, or
(iv) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust, and one or more United States persons have the authority to control all substantial decisions of the trust. Without definite knowledge to the contrary, we will determine whether a stockholder is a foreign stockholder by reference to the stockholder's address. A foreign stockholder may be eligible to file for a refund of the tax or a portion of the tax if the stockholder (i) meets the "complete redemption," "substantially disproportionate" or "not essentially equivalent to a dividend" tests described above, (ii) is entitled to a reduced rate of withholding pursuant to a treaty and the Company withheld at a higher rate, or (iii) is otherwise able to establish that no tax or a reduced amount of tax was due. In order to claim an exemption from withholding on the ground that gross proceeds paid pursuant to the offer are effectively connected with the conduct of a trade or business by a foreign stockholder within the United States or that the foreign stockholder is entitled to the benefits of a tax treaty, the foreign stockholder must deliver to the depositary, or other person who is otherwise required to withhold United States tax, a properly executed statement claiming such exemption or benefits. These statements may be obtained from the depositary. Foreign stockholders are urged to consult their own tax advisors regarding the application of United States federal income tax withholding, including eligibility for a withholding tax reduction or exemption and the refund procedures.

     BACKUP WITHHOLDING. See Section 3 with respect to the application of the United States federal income tax backup withholding.

     The tax discussion set forth above is included for general information only and may not apply to Shares acquired in connection with the exercise of stock options or pursuant to other compensation arrangements with the Company. The tax consequences of a sale pursuant to the offer may vary depending upon, among other things, the particular circumstances of the tendering stockholder. No information is provided herein to the state, local or foreign tax consequences of the transaction contemplated by the offer. Stockholders are urged to consult their own tax advisors to determine the particular federal, state, local and foreign tax consequences to them of tendering Shares pursuant to the offer and the effect of the stock ownership attribution rules described above.

             15. EXTENSION OF TENDER PERIOD; TERMINATION; AMENDMENTS

     The Company expressly reserves the right, in its sole discretion and at any time or from time to time, to extend the period of time during which the offer is open by giving oral or written notice of the extension to the depositary and making a public announcement thereof. There can be no assurance, however, that the Company will exercise its right to extend the offer. During any extension, all Shares previously tendered will remain subject to the offer, except to the extent that Shares may be withdrawn as set forth in section 3. We also expressly reserve the right, in our sole discretion, (i) to terminate the offer and not accept for payment any Shares not previously accepted for payment or, subject to Rule 13e-4(f)(5) under the Exchange Act which requires us either to pay the consideration offered or to return the Shares tendered promptly after the termination or withdrawal of the offer, to postpone payment for Shares upon the occurrence of any of the conditions specified in Section 6 hereof, by giving oral or written notice of such termination to the depositary and making a public announcement thereof and (ii) at any time, or from time to time, to amend the offer in any respect. Amendments to the offer may be effected by public announcement. Without limiting the manner in which the Company may choose to make public announcement of any extension, termination or amendment, the Company shall have no obligation, except as otherwise required by applicable law, to publish, advertise or otherwise communicate any such public announcement, other than by making a release to PR Newswire, Inc., except in the case of an announcement of an extension of the offer, in which case the Company shall have no obligation to publish, advertise or otherwise communicate the announcement other than by issuing a notice of the extension by press release or other public announcement, which notice shall be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. Material changes to information previously provided to holders of the Shares in this offer or in documents furnished subsequent thereto will be disseminated to holders of Shares in compliance with Rule 13e-4(e)(3) promulgated by the SEC under the Exchange Act.

     If the Company materially changes the terms of the offer or the information concerning the offer, or if we waive a material condition of the offer, we will extend the offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Exchange Act. Those rules require that the minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer, other than a change in price, change in dealer's soliciting fee or change in percentage of securities sought, will depend on the facts and circumstances, including the relative materiality of the terms or information. In a published release, the SEC has stated that in its view, an offer should remain open for a minimum of five business days from the date that notice of a material change is first published, sent or given. The offer will continue or be extended for at least ten business days from the time the Company publishes, sends or gives to holders of Shares a notice that we will
(a) increase or decrease the price we will pay for Shares or (b) increase, except for an increase not exceeding 2% of the outstanding Shares, or decrease the number of Shares we seek.

                       16. SOLICITATION FEES AND EXPENSES

     The Company has not retained but may retain an Information Agent to contact stockholders by mail, telephone, facsimile, telex, telegraph, other electronic means and personal interviews, and may request brokers, dealers and other nominee stockholders to forward materials relating to the offer to beneficial owners. If the Company does not retain an Information Agent, employees of the Company will handle such matters but will not receive additional compensation for such actions.

     We have retained American Securities Transfer & Trust, Inc. as depositary in connection with the offer. The depositary will receive reasonable and customary compensation for its services and will also be reimbursed for certain out-of-pocket expenses. The Company has agreed to indemnify the depositary against certain liabilities, including certain liabilities under the federal securities laws, in connection with the offer. The depositary has not been retained to make solicitations or recommendations in connection with the offer.

     We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the offer, other than the fee of the dealer manager. The Company will, upon request, reimburse brokers, dealers, commercial banks and trust companies for reasonable and customary handling and mailing expenses incurred by them in forwarding materials relating to the offer to their customers.

                 17. WHERE YOU CAN OBTAIN ADDITIONAL INFORMATION

     The Company is subject to the informational requirements of the Exchange Act and in accordance therewith files reports, proxy statements and other information with the SEC relating to our business, financial condition and other matters. Certain information as of particular dates concerning our directors and officers, their remuneration, options granted to them, the principal holders of the Company's securities and any material interest of these persons in transactions with the Company is filed with the SEC. We have also filed an Issuer Tender Offer Statement on Schedule TO with the SEC, which includes certain additional information relating to the offer. These reports, as well as such other material, may be inspected and copies may be obtained at the SEC's public reference facilities at 450 Fifth Street, N.W., Washington, D.C., and should also be available for inspection and copying at the regional offices of the SEC located at 7 World Trade Center, 13th Floor, New York, New York 10048, and Suite 1400, Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661. Copies of this material may be obtained by mail, upon payment of the SEC's customary fees, from the SEC's Public Reference Section at 450 Fifth Street, N.W., Washington, D.C. 20549. The Company's Schedule TO may not be available at the SEC's regional offices.

     The offer is being made to all holders of Shares. The Company is not aware of any state where the making of the offer is prohibited by administrative or judicial action pursuant to a valid state statute. If we become aware of any valid state statute prohibiting the making of the offer, we will make a good faith effort to comply with the statute. If, after such good faith effort, we cannot comply with the statute, the offer will not be made to, nor will tenders be accepted from or on behalf of, holders of Shares in that state. In those jurisdictions whose securities, blue sky or other laws require the offer to be made by a licensed broker or dealer, the offer shall be deemed to be made on behalf of the Company by one or more registered brokers or dealers licensed under the laws of these jurisdictions.


March 21, 2000                            ROCKY MOUNTAIN CHOCOLATE FACTORY, INC.

     Additional copies of this offer, the letter of transmittal or other tender offer materials may be obtained from the Company and will be furnished at the Company's expense. Any questions concerning tender procedures may be directed to the Company as set forth below. Stockholders may also contact their local broker, dealer, commercial bank, trust company or other nominee for assistance concerning the tender offer.

                     ROCKY MOUNTAIN CHOCOLATE FACTORY, INC.


                        The depositary for the offer is:

                       For Overnight Delivery or by Hand:

                   American Securities Transfer & Trust, Inc.
                       12039 W Alameda Parkway, Suite Z-2
                            Lakewood, Colorado 80215

                                    By Mail:

                   American Securities Transfer & Trust, Inc.
                                  P.O. Box 1596
                             Denver, Colorado 80201


                          If by facsimile transmission:
                        (For Eligible Institutions only)
                                 (303-986-2444)


  Any questions concerning tender procedures may be directed to the depositary.

                                                                EXHIBIT (A)(1)-2

                     ROCKY MOUNTAIN CHOCOLATE FACTORY, INC.

                              LETTER OF TRANSMITTAL

                       To Accompany Shares of Common Stock
                                       of
                     Rocky Mountain Chocolate Factory, Inc.
                   Tendered Pursuant to the Offer to Purchase
                              Dated March 21, 2000

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK TIME, ON WEDNESDAY, APRIL 19, 2000, UNLESS THE OFFER IS EXTENDED.

                        THE DEPOSITARY FOR THE OFFER IS:

             American Securities Transfer & Trust, Inc., Depositary
                       12039 W Alameda Parkway, Suite Z-2
                            Lakewood, Colorado 80228


For Information:                               By Facsimile:
(303) 986-5400                                 (303) 986-2444
                                               (For Eligible Institutions Only)



           DESCRIPTION OF SHARES TENDERED (See instructions 3 and 4.)


           Name(s) and Address(es) of Registered Holder(s)                           Shares Tendered
   (Please Fill in Exactly as Name(s) Appear(s) on Certificate(s)         (Attach Additional List if Necessary)
                                                                                      Total Number
                                                                                        of Share        Number of
                                                                       Certificate   Represented by      Shares
                                                                       Number(s)*    Certificate(s)*   Tendered**
                                                                     --------------- --------------- ---------------

                                                                     --------------- --------------- ---------------

                                                                     --------------- --------------- ---------------

                                                                     --------------- --------------- ---------------

                                                                     --------------- --------------- ---------------

                                                                     --------------- --------------- ---------------

                                                                     --------------- --------------- ---------------
                                                                      TOTAL SHARES



*    Need not be completed by stockholders tendering by book-entry transfer.

** Unless otherwise indicated, it will be assumed that all Shares represented by any certificates delivered to the depositary are being tendered. See instruction 4.

     DELIVERY OF THIS INSTRUMENT TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION OF INSTRUCTIONS VIA A FACSIMILE NUMBER OTHER THAN ONE LISTED ABOVE WILL NOT CONSTITUTE A VALID DELIVERY.

     THE INSTRUCTIONS ACCOMPANYING THIS LETTER OF TRANSMITTAL SHOULD BE READ CAREFULLY BEFORE THE LETTER OF TRANSMITTAL IS COMPLETED.

     This letter of transmittal is to be used if certificates are to be forwarded herewith or if delivery of Shares is to be made by book-entry transfer to the depositary's account at the book-entry transfer facility pursuant to the procedures set forth in Section 2 of the Offer to Purchase.

     Delivery of documents to Rocky Mountain Chocolate Factory, Inc. or to the book-entry transfer facility does not constitute a valid delivery.

                (BOX BELOW FOR USE BY ELIGIBLE INSTITUTIONS ONLY)

[ ] CHECK HERE IF TENDERED SHARES ARE BEING DELIVERED BY BOOK-ENTRY TRANSFER TO THE DEPOSITARY'S ACCOUNT AT THE BOOK-ENTRY TRANSFER FACILITY AND COMPLETE THE FOLLOWING:

         Name of Tendering Institution:
                                       -----------------------------------------
         Account No.:
                     -----------------------------------------------------------
         Transaction Code No.:
                              --------------------------------------------------

[ ] CHECK HERE IF SHARES ARE BEING DELIVERED PURSUANT TO A NOTICE OF GUARANTEED DELIVERY PREVIOUSLY SENT TO THE DEPOSITARY AND COMPLETE THE
         FOLLOWING:


         Names of Registered Holder(s):
                                       -----------------------------------------

         Window Ticket Number (if any):
                                       -----------------------------------------

         Date of Execution of Notice of Guaranteed Delivery:
                                                            --------------------

         DTC Participant Number (if delivered by both entry transfer):
                                                                      ----------

                    NOTE: SIGNATURES MUST BE PROVIDED BELOW.
               PLEASE READ THE ACCOMPANYING INSTRUCTIONS CAREFULLY


Ladies and Gentlemen:

     The person signing this letter hereby tenders to Rocky Mountain Chocolate Factory, Inc., a Colorado corporation (the "Company"), the above-described shares of its common stock, par value $0.03 per share (such shares, together with the associated common stock purchase rights issued pursuant to the Rights Agreement, dated as of May 18, 1999, between the Company and American Securities Transfer & Trust, Inc. as Rights Agent, are hereinafter referred to as the "Shares"), at a price per share hereinafter set forth, pursuant to the Company's offer to purchase up to 400,000 Shares, upon the terms and subject to the conditions set forth in the offer to purchase, dated March 21, 2000, receipt of which is hereby acknowledged, and in this letter of transmittal, which together constitute the "offer."

     Subject to, and effective upon, acceptance for payment of and payment for the Shares tendered herewith in accordance with the terms and subject to the conditions of the offer, including, if the offer is extended or amended, the terms and conditions of any such extension or amendment, the undersigned hereby sells, assigns and transfers to, or upon the order of, the Company all right, title and interest in and to all the Shares that are being tendered hereby or orders the registration of the Shares tendered by book-entry transfer that are purchased pursuant to the offer to or upon the order of the Company and irrevocably constitutes and appoints the depositary the true and lawful agent and attorney- in-fact of the undersigned with respect to the Shares, with full power of substitution, such power of attorney being deemed to be an irrevocable power coupled with an interest, to (a) deliver certificates for the Shares, or transfer ownership of the Shares on the account books maintained by the book-entry transfer facility, together, in any case, with all accompanying evidences of transfer and authenticity, to or upon the order of the Company upon receipt by the depositary, as the undersigned's agent, of the purchase price with respect to the Shares, (b) present certificates for the Shares for cancellation and transfer on the books of the Company and (c) receive all benefits and otherwise exercise all rights of beneficial ownership of the Shares, all in accordance with the terms of the offer.

     The undersigned hereby represents and warrants that the undersigned has full power and authority to tender, sell, assign and transfer the Shares tendered hereby and that, when and to the extent the same are accepted for payment by the Company, the Company will acquire good, marketable and unencumbered title thereto, free and clear of all liens, restrictions, charges, encumbrances, conditional sales agreements or other obligations relating to the sale or transfer thereof, and the same will not be subject to any adverse claims. The undersigned will, upon request, execute and deliver any additional documents deemed by the depositary or the Company to be necessary or desirable to complete the sale, assignment and transfer of the Shares tendered hereby.

     The undersigned hereby represents and warrants that the undersigned has read and agrees to all of the terms of the offer. All authority herein conferred or agreed to be conferred shall not be affected by, and shall survive the death or incapacity of the undersigned, and any obligation of the undersigned hereunder shall be binding upon the heirs, personal representatives, successors and assigns of the undersigned. Except as stated in the offer, this tender is irrevocable.

     The undersigned understands that tenders of Shares pursuant to any one of the procedures described in the offer to purchase and in the instructions hereto will constitute the undersigned's acceptance of the terms and conditions of the offer, including the undersigned's representation and warranty that (i) the undersigned has a net long position in the Shares being tendered within the meaning of Rule 14e-4 promulgated under the Securities Exchange Act of 1934, as amended, and (ii) the tender of the Shares complies with Rule 14e-4. Rocky Mountain Chocolate Factory, Inc.'s acceptance for payment of Shares tendered pursuant to the offer will constitute a binding agreement between the undersigned and the Company upon the terms and subject to the conditions of the offer.

     The undersigned understands that the Company will pay for Shares validly tendered and not withdrawn pursuant to the offer taking into account the number of Shares so tendered. The undersigned understands that all Shares properly tendered and not withdrawn will be purchased at the $6.25 purchase price, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions of the offer, including its proration and conditional tender provisions, and that the Company will return all other Shares not purchased because of proration and Shares that were conditionally tendered and not accepted. The undersigned understands that tenders of Shares pursuant to any one of the procedures described in the offer to purchase and in the instructions hereto will constitute an agreement between the undersigned and the Company upon the terms and subject to the conditions of the offer.

     The undersigned recognizes that, under certain circumstances set forth in the offer to purchase, the Company may terminate or amend the offer or may postpone the acceptance for payment of, or the payment for, Shares tendered or may not be required to purchase any of the Shares tendered hereby or may accept for payment fewer than all of the Shares tendered hereby.

     Unless otherwise indicated under "Special Payment Instructions," please issue the check for the purchase price of any Shares purchased, and/or return any Shares not tendered or not purchased, in the name(s) of the undersigned, and, in the case of Shares tendered by book-entry transfer, by credit to the account at the book-entry transfer facility. Similarly, unless otherwise indicated under "Special Delivery Instructions," please mail the check for the purchase price of any Shares purchased and/or any certificates for Shares not tendered or not purchased, and accompanying documents, as appropriate, to the undersigned at the address shown below the undersigned's signature(s). In the event that both "Special Payment Instructions" and "Special Delivery Instructions" are completed, please issue the check for the purchase price of any Shares purchased and/or return any Shares not tendered or not purchased in the name(s) of, and mail said check and/or any certificates to, the person(s) so indicated. The undersigned recognizes that the Company has no obligation, pursuant to the "Special Payment Instructions," to transfer any Shares from the name of the registered holder(s) thereof if the Company does not accept for payment any of the Shares so tendered.

                          SPECIAL PAYMENT INSTRUCTIONS
                          (SEE INSTRUCTIONS 5, 6 AND 7)

     To be completed ONLY if the check for the purchase price of shares purchased and/or certificates for shares not tendered or not purchased are to be issued in the name of someone other than the undersigned.

Issue  [ ] check
and/or [ ] certificate(s) to:

Name
    -----------------------------------------------------
         (Please Print)

Address
        -------------------------------------------------
         (Include Zip Code)

         ------------------------------------------------
         (Taxpayer Identification or Social Security No.)

         (See Substitute Form W-9 herein)

                          SPECIAL DELIVERY INSTRUCTIONS
                          (SEE INSTRUCTIONS 5, 6 AND 7)

     To be completed ONLY if the check for the purchase price of shares purchased and/or certificates for shares not tendered or not purchased are to be mailed to someone other than the undersigned or to the undersigned at an address other than that shown below the undersigned's signature(s).

Mail     [  ] check
and/or   [  ] certificate(s) to:

Name
    --------------------------------------------
         (Please Print)

Address
       -----------------------------------------
         (Include Zip Code)


                               CONDITIONAL TENDER

     You may condition the tender of your shares upon the purchase by Rocky Mountain Chocolate Factory, Inc. of a specified minimum number of the shares you tendered. See section 5 in the offer to purchase. Unless at least the minimum number of shares tendered by you is purchased by Rocky Mountain Chocolate Factory, Inc., none of the shares tendered hereby will be purchased. It is your responsibility to calculate the minimum number of shares, and you are urged to consult your tax advisor. Unless this box has been completed and a minimum specified, the tender will be deemed unconditional.

     Minimum number of shares that must be purchased, if any are purchased:

                                       shares (fill in)
                          ------------

                                    SIGN HERE
  (PLEASE COMPLETE SUBSTITUTE FORM W-9 INCLUDED IN THIS LETTER OF TRANSMITTAL)


--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
                        (Signature(s) of Stockholder(s))

Dated                             , 2000
      ----------------------------

Name(s):

Capacity (full title):

Address:

(Include Zip Code)

Area Code and Telephone No.:

Social Security Number:


(Must be signed by registered holder(s) exactly as name(s) appear(s) on stock certificate(s) or on a security position listing or by person(s) authorized to become registered holder(s) by certificates and documents transmitted herewith. If signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, please set forth full title and see Instruction 6.)


                            GUARANTEE OF SIGNATURE(S)
                           (SEE INSTRUCTIONS 1 AND 5)

Authorized Signature:


--------------------------------------------------------------------------------

Name:


--------------------------------------------------------------------------------

Name of Firm:


--------------------------------------------------------------------------------

Address:


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Area Code and Tele. No.:


--------------------------------------------------------------------------------

                                  INSTRUCTIONS
              FORMING PART OF THE TERMS AND CONDITIONS OF THE OFFER

     1. Guarantee of Signatures. Except as otherwise provided below, all signatures on this letter of transmittal must be guaranteed by a firm that is an eligible institution because it is a member of a registered national securities exchange or the National Association of Securities Dealers, Inc., or by a commercial bank, a trust company, a savings bank, a savings and loan association or a credit union which has membership in an approved signature guarantee medallion program. No signature guarantee is required (a) if this letter of transmittal is signed by the registered holder(s) of the Shares, which term, for purposes of this document, shall include any participant in the book-entry transfer facility whose name appears on a security position listing as the owner of Shares, tendered herewith and such holder(s) have not completed the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on this letter of transmittal or (b) if the Shares are tendered for the account of an eligible institution. See instruction 5.

     2. Delivery of letter of transmittal and Shares. This letter of transmittal or, in the case of a book-entry transfer, an agent's message, as defined below, is to be used either if certificates are to be forwarded herewith or if delivery of Shares is to be made by book-entry transfer pursuant to the procedures set forth in section 2 of the offer to purchase. Certificates for all physically delivered Shares, or a confirmation of a book-entry transfer into the depositary's account at the book-entry transfer facility of all Shares delivered electronically, as well as a properly completed and duly executed letter of transmittal, or a manually signed copy thereof, and any other documents required by this letter of transmittal, must be received by the depositary at the address set forth on the front page of this letter of transmittal on or prior to the expiration date, as defined in the offer to purchase. The term "agent's message" means a message transmitted by the book-entry transfer facility to, and received by, the depositary and forming a part of the book-entry confirmation, which states that the book-entry transfer facility has received an express acknowledgment from the participant in the book-entry transfer facility tendering the Shares, that such participant has received and agrees to be bound by the terms of the letter of transmittal and that the company may enforce the agreement against the participant.

     THE METHOD OF DELIVERY OF THIS LETTER OF TRANSMITTAL, SHARE CERTIFICATES AND ALL OTHER REQUIRED DOCUMENTS IS AT THE OPTION AND RISK OF THE TENDERING STOCKHOLDER, AND DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF CERTIFICATES FOR SHARES ARE SENT BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED.

     Except as specifically permitted by section 5 of the offer to purchase, no alternative or contingent tenders will be accepted. See section 1 of the offer to purchase. By executing this letter of transmittal, or a facsimile thereof, the tendering stockholder waives any right to receive any notice of the acceptance for payment of the Shares.

     3. Inadequate Space. If the space provided herein is inadequate, the certificate numbers and/or the number of Shares should be listed on a separate schedule signed by all of the required signatories and attached hereto.

     4. Partial Tenders; Not Applicable to Stockholders Who Tender by Book-Entry Transfer. If fewer than all the Shares represented by any certificate delivered to the depositary are to be tendered, fill in the number of Shares that are to be tendered in the box entitled "Number of Shares Tendered." In this case, a new certificate for the remainder of the Shares represented by the old certificate will be sent to the person(s) signing this letter of transmittal, unless otherwise provided in the "Special Payment Instructions" or "Special Delivery Instructions" boxes on this letter of transmittal, as promptly as practicable following the expiration or termination of the offer. All Shares represented by certificates delivered to the depositary will be deemed to have been tendered unless otherwise indicated.

     5. Signatures on letter of transmittal; Stock Powers and Endorsements. If this letter of transmittal is signed by the registered holder(s) of the Shares hereby, the signature(s) must correspond with the name(s) as written on the face of the certificates without alteration, enlargement or any change whatsoever.

     If any of the Shares hereby are held of record by two or more persons, all persons must sign this letter of transmittal.

     If any of the Shares tendered hereby are registered in different names on different certificates, it will be necessary to complete, sign and submit as many separate letters of transmittal as there are different registrations of certificates.

     If this letter of transmittal is signed by the registered holder(s) of the Shares tendered hereby, no endorsements of certificates or separate stock powers are required unless payment of the purchase price is to be made to, or Shares not tendered or not purchased are to be registered in the name of, any person other than the registered holder(s). Signatures on any such certificates or stock powers must be guaranteed by an eligible institution. See instruction 1.

     If this letter of transmittal is signed by a person other than the registered holder(s) of the Shares tendered hereby, certificates evidencing the Shares tendered hereby must be endorsed or accompanied by appropriate stock powers, in either case, signed exactly as the name(s) of the registered holder(s) appear(s) on the certificates for the Shares. Signature(s) on any certificates or stock powers must be guaranteed by an eligible institution. See instruction 1.

     If this letter of transmittal or any certificate or stock power is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, the person should so indicate when signing, and proper evidence satisfactory to Rocky Mountain Chocolate Factory, Inc. of the authority of the person so to act must be submitted.

     6. Stock Transfer Taxes. Rocky Mountain Chocolate Factory, Inc. will pay or cause to be paid any stock transfer taxes with respect to the sale and transfer of any Shares to it or its order pursuant to the offer. If, however, payment of the purchase price is to be made to, or Shares not tendered or not purchased are to be registered in the name of, any person other than the registered holder(s), or if tendered Shares are registered in the name of any person other than the person(s) signing this letter of transmittal, the amount of any stock transfer taxes, whether imposed on the registered holder(s), the other person or otherwise, payable on account of the transfer to the person will be deducted from the purchase price unless satisfactory evidence of the payment of taxes, or exemption therefrom, is submitted. See section 4 of the offer to purchase. Except as provided in this instruction 6, it will not be necessary to affix transfer tax stamps to the certificates representing Shares tendered hereby.

     7. Special Payment and Delivery Instructions. If the check for the purchase price of any Shares purchased is to be issued in the name of, and/or any Shares not tendered or not purchased are to be returned to, a person other than the person(s) signing this letter of transmittal or if the check and/or any certificates for Shares not tendered or not purchased are to be mailed to someone other than the person(s) signing this letter of transmittal or to an address other than that shown above in the box captioned "Description of Shares Tendered," then the boxes captioned "Special Payment Instructions" and/or "Special Delivery Instructions" on this letter of transmittal should be completed. Stockholders tendering Shares by book-entry transfer will have any Shares not accepted for payment returned by crediting the account maintained by the stockholder at the book-entry transfer facility from which the transfer was made.

     8. Substitute Form W-9 and Form W-8. The tendering stockholder is required to provide the depositary with either a correct taxpayer identification number on Substitute Form W-9, which is provided under "Important Tax Information" below, or a properly completed Form W-8. Failure to provide the information on either Substitute Form W-9 or Form W-8 may subject the tendering stockholder to 31% federal income tax backup withholding on the payment of the purchase price. The box in Part 2 of Substitute Form W-9 may be checked if the tendering stockholder has not been issued a taxpayer identification number and has applied for a number or intends to apply for a number in the near future. If the box in
Part 2 is checked and the depositary is not provided with a taxpayer identification number by the time of payment, the depositary will withhold 31% on all payments of the purchase price thereafter until a taxpayer identification number is provided to the depositary.

     9. Requests for Assistance or Additional Copies. Any questions or requests for assistance may be directed to the Company their telephone number and address listed below. Requests for additional copies of the offer to purchase, this letter of transmittal or other tender offer materials may be directed to the information agent/dealer manager and copies will be furnished promptly at Rocky Mountain Chocolate Factory Inc.'s expense. Stockholders may also contact their local broker, dealer, commercial bank or trust company for assistance concerning the offer.

     10. Irregularities. All questions as to the purchase price, the form of documents, and the validity, eligibility, including time of receipt, and acceptance of any tender of Shares will be determined by Rocky Mountain Chocolate Factory, Inc., in its sole discretion, and its determination shall be final and binding. Rocky Mountain Chocolate Factory, Inc. reserves the absolute right to reject any or all tenders of Shares that it determines are not in proper form or the acceptance for payment of or payment for Shares that may, in the opinion of Rocky Mountain Chocolate Factory,

Inc.'s counsel, be unlawful. Except as otherwise provided in the offer to purchase, Rocky Mountain Chocolate Factory, Inc. also reserves the absolute right to waive any of the conditions to the offer or any defect or irregularity in any tender of Shares and Rocky Mountain Chocolate Factory, Inc.'s interpretation of the terms and conditions of the offer, including these instructions, shall be final and binding. Unless waived, any defects or irregularities in connection with tenders must be cured within such time as Rocky Mountain Chocolate Factory, Inc. shall determine.

     NONE OF ROCKY MOUNTAIN CHOCOLATE FACTORY, INC., THE INFORMATION AGENT/DEALER MANAGER, THE DEPOSITARY OR ANY OTHER PERSON SHALL BE UNDER ANY DUTY TO GIVE NOTICE OF ANY DEFECT OR IRREGULARITY IN TENDERS, NOR SHALL ANY OF THEM INCUR ANY LIABILITY FOR FAILURE TO GIVE ANY SUCH NOTICE. TENDERS WILL NOT BE DEEMED TO HAVE BEEN MADE UNTIL ALL DEFECTS AND IRREGULARITIES HAVE BEEN CURED OR WAIVED.

     IMPORTANT: THIS LETTER OF TRANSMITTAL, OR A MANUALLY SIGNED COPY THEREOF, TOGETHER WITH CERTIFICATES OR CONFIRMATION OF BOOK-ENTRY TRANSFER AND ALL OTHER REQUIRED DOCUMENTS MUST BE RECEIVED BY THE DEPOSITARY, ON OR PRIOR TO THE EXPIRATION DATE.

                            IMPORTANT TAX INFORMATION

     THE FEDERAL INCOME TAX DISCUSSION SET FORTH HEREIN IS INCLUDED FOR GENERAL INFORMATION ONLY. IT MAY NOT BE APPLICABLE TO NON-U.S. SHAREHOLDERS. ALL SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE OFFER.

     Under United States federal income tax law, a stockholder whose tendered Shares are accepted for payment is required to provide the depositary, as payer, with the stockholder's correct taxpayer identification number on Substitute Form W-9 below. If the stockholder is an individual, the taxpayer identification number is his or her social security number. For businesses and other entities, the number is the employer identification number. If the depositary is not provided with the correct taxpayer identification number or properly completed Form W-8, the stockholder may be subject to a $50 penalty imposed by the Internal Revenue Service. In addition, payments that are made to such stockholder with respect to Shares purchased pursuant to the offer may be subject to backup withholding.

     Certain stockholders, including, among others, all corporations and certain foreign individuals and entities, are not subject to these backup withholding and reporting requirements. In order for a noncorporate foreign stockholder to qualify as an exempt recipient, that stockholder must complete and sign a Form W-8, Certificate of Foreign Status, attesting to that stockholder's exempt status. The Form W-8 can be obtained from the depositary. Exempt stockholders, other than noncorporate foreign stockholders, should furnish their taxpayer identification number, write "Exempt" on the face of the Substitute Form W-9 below and sign, date and return the Substitute Form W-9 to the depositary. See the enclosed Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 for additional instructions.

     If federal income tax backup withholding applies, the depositary is required to withhold 31% of any payments made to the stockholder. Backup withholding is not an additional tax. Rather, the federal income tax liability of persons subject to backup withholding will be reduced by the amount of the tax withheld. If withholding results in an overpayment of taxes, a refund may be obtained.

PURPOSE OF SUBSTITUTE FORM W-9 AND FORM W-8

     To avoid backup withholding on payments that are made to a stockholder with respect to Shares purchased pursuant to the offer, the stockholder is required to notify the depositary of his or her correct taxpayer identification number by completing the Substitute Form W-9 included in this letter of transmittal certifying that the taxpayer identification number provided on Substitute Form W-9 is correct and that (1) the stockholder has not been notified by the Internal Revenue Service that he or she is subject to federal income tax backup withholding as a result of failure to report all interest or dividends or (2) the Internal Revenue Service has notified the stockholder that he or she is no longer subject to federal income tax backup withholding. Foreign stockholders must submit a properly completed Form W-8 in order to avoid the applicable backup withholding; provided, however, that backup withholding will not apply to foreign stockholders subject to 30%, or lower treaty rate, withholding on gross payments received pursuant to the offer.

WHAT NUMBER TO GIVE THE DEPOSITARY

     The stockholder is required to give the depositary the social security number or employer identification number of the registered owner of the Shares. If the Shares are in more than one name or are not in the name of the actual owner, consult the enclosed Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 for additional guidance on which number to report.

                  PAYER'S NAME:
                                -------------------------------

                               PART 1 -- PLEASE PROVIDE YOUR TAXPAYER        Taxpayer Identification Number
                               IDENTIFICATION NUMBER IN THE BOX AT
SUBSTITUTE                     RIGHT AND CERTIFY BY SIGNING AND DATING       -------------------------------------------
                               BELOW.                                        Social Security Number
                                                                                      or
FORM W-9                                                                     Employer Identification Number

DEPARTMENT OF THE                                                            PART 2: For Payees exempt from  backup
                               -------------------------------               withholding, see the Important Tax Information
TREASURY INTERNAL              NAME (Please Print)                           above and Guidelines for Certification of
REVENUE SERVICE                                                              Taxpayer Identification Number of Substitute
                                                                             Form W-9 enclosed herewith and complete as
                               -------------------------------               instructed herein.
PAYOR'S REQUEST
FOR TAXPAYER                   -------------------------------
IDENTIFICATION                 ADDRESS
ADDRESS NUMBER
(taxpayer identification
number) AND                    -------------------------------               Awaiting taxpayer identification number [  ]
CERTIFICATION                  CITY          STATE   ZIP CODE


                               PART 3 -- CERTIFICATION-UNDER THE PENALTIES OF PERJURY, I CERTIFY THAT (1) the number shown on this form is my correct taxpayer identification number (or a taxpayer identification number has not been issued to me but I have mailed or delivered an application to receive a taxpayer identification number or intend to do so in the near future), (2) I am not subject to backup withholding either because I have not been notified by the Internal Revenue Service (the "IRS") that I am subject to backup withholding as a result of a failure to report all interest or dividends or the IRS has notified me that I am no longer subject to backup withholding, and (3) all other information provided on this form is true, correct and complete.

                               SIGNATURE                                     DATE
                                         -----------------------------------      -----------------------------------

                               You must cross out item (2) above if you have been notified by the IRS that you are currently subject to backup withholding because of underreporting interest or dividends on your tax return.

NOTE:         FAILURE TO COMPLETE AND RETURN THIS FORM MAY RESULT IN A $50 PENALTY IMPOSED BY THE INTERNAL REVENUE SERVICE AND
              BACKUP WITHHOLDING OF 31% OF ANY PAYMENTS MADE TO YOU PURSUANT TO THE OFFER. PLEASE REVIEW THE ENCLOSED GUIDELINES FOR
              CERTIFICATION OF TAXPAYER IDENTIFICATION NUMBER ON SUBSTITUTE FORM W-9 FOR ADDITIONAL DETAILS. YOU MUST COMPLETE THE
              FOLLOWING CERTIFICATE IF YOU CHECKED THE BOX IN PART 2 OF THE SUBSTITUTE FORM W-9.

YOU MUST COMPLETE THE FOLLOWING CERTIFICATE IF YOU ARE AWAITING (OR WILL SOON APPLY FOR) A TAXPAYER IDENTIFICATION NUMBER.

             CERTIFICATE OF AWAITING TAXPAYER IDENTIFICATION NUMBER

     I certify under penalties of perjury that a taxpayer identification number has not been issued to me and either (1) I have mailed or delivered an application to receive a taxpayer identification number to the appropriate Internal Revenue Service Center or Social Security Administration Office or (2) I intend to mail or deliver an application in the near future. I understand that if I do not provide a taxpayer identification number by the time of payment, 31% of all payments of the purchase price made to me thereafter will be withheld until I provide a number.

Signature                                     Date
         -------------------------------------    ------------------------------

             GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION
                          NUMBER ON SUBSTITUTE FORM W-9

GUIDELINES FOR DETERMINING THE PROPER IDENTIFICATION NUMBER TO GIVE THE PAYER.--Social Security numbers have nine digits separated by two hyphens: i.e. 000-00-0000. Employer identification numbers have nine digits separated by only one hyphen: i.e. 00-0000000.

The table below will help determine the number to give the payer.


FOR THIS TYPE OF ACCOUNT:                               GIVE THE SOCIAL SECURITY NUMBER OF:

1. An individuals account                               The individual

2. Two or more individuals (joint account)              The actual owner of the account or, if joint funds, either person (1)

3. Husband and wife (joint account)                     The actual owner of the account or, if joint funds, either person (1)

4. Custodian account of a minor (Uniform Gift to        The minor (2)
Minors Act)

5. Adult and minor (joint account)                      The adult or, if the minor is the only contributor, the
                                                        minor (1)

6. Account in the name of guardian or committee         The ward, minor or incompetent person (3)
for a designated ward, minor, or incompetent
person

7. (a) A revocable savings trust account (in which      The grantor trustee (1)
  grantor is also trustee)

    (b) So-called trust account that is not a legal or The owner (4) valid trust under State law

8. Sole proprietorship account                          The owner (4)

9. A valid trust, estate or pension                     The legal entity (do not furnish the identifying number of the personal representative or trustee unless the legal
                                                        entity itself is not designated in the account title.) (5)

10. Corporate account                                   The corporation

11. Religious, charitable or educational                The organization
organization account

12. Partnership account held in the name of the         The Partnership
business

13. Association, club or other tax exempt               The organization
organization

14. A broker or registered nominee                      The broker or nominee

15. Account with the Department of Agriculture in       The public entity
the name of a public entity (such as a State or local
government, school district, or prison) that receives
agricultural program payments

(1) List first and circle the name of the person whose number you furnish.

(2) Circle the minor's name and furnish the minor's social security number.

(3) Circle the ward's, minor's or incompetent person's name and furnish such person's social security number.

(4) Show the name of the owner. If the owner does not have an employer identification number, furnish the owner's social security number.

(5) List first and circle the name of the legal trust, estate, or pension trust.

NOTE: If no name is circled when there is more than one name, the number will be considered to be that of the first name listed.

OBTAINING A NUMBER. If you do not have a taxpayer identification number or you do not know your number, obtain Form SS-5, Application for a Social Security Number Card (for resident individuals), Form SS-4, Application for Employer Identification Number (for businesses and all other entities), or Form W-7 for International Taxpayer Identification Number (for alien individuals required to file U.S. tax returns), at an office of the Social Security Administration or the Internal Revenue Service.

To complete Substitute Form W-9, if you do not have a taxpayer identification number, write "Applied For" in the space for the taxpayer identification number in Part 1, sign and date the Form, and give it to the requester. Generally, you will then have 60 days to obtain a taxpayer identification number and furnish it to the requester. If the requester does not receive your taxpayer identification number within 60 days, backup withholding, if applicable, will begin and will continue until you furnish your taxpayer identification number to the requester.

PAYEES EXEMPT FROM BACKUP WITHHOLDING. Unless otherwise noted herein, all references below to section numbers or to regulations are references to the Internal Revenue Code and the regulations promulgated thereunder. Payees specifically exempted from backup withholding on ALL payments include the following:

  -   A corporation.

  -   A financial institution.

  - An organization exempt from tax under section 501(a), or an individual retirement plan, or a custodial account under section 403(b)(7).

  -   The United States or any agency or instrumentality thereof.

  - A state, the District of Columbia, a possession of the United States, or any political subdivision or instrumentality thereof.

  - A foreign government or a political subdivision, agency or instrumentality thereof.

  -   An international organization or any agency or instrumentality thereof.

  - A registered dealer in securities or commodities registered in the United States or a possession of the United States.

  -   A real estate investment trust.

  -   A common trust fund operated by a bank under section 584(a).

  -   An exempt charitable remainder trust, or a non-exempt trust described in section 4947(a)(1).

  - An entity registered at all times during the tax year under the Investment Company Act of 1940.

  -   A foreign central bank of issue.

Payments of dividends and patronage dividends not generally subject to backup withholding include the following:

  -   Payments to nonresident aliens subject to withholding under section 1441.

  - Payments to partnerships not engaged in a trade or business in the United States and which have at least one nonresident partner.

  - Payments of patronage dividends where the amount received is not paid in money.

  -   Payments made by certain foreign organizations.

  -   Payments made to a nominee.

Payments of interest not generally subject to backup withholding include the following:

  - Payments of interest on obligations issued by individuals. NOTE: You may be subject to backup with-holding if (i) this interest is $600 or more, and (ii) the interest is paid in the course of the payer's trade or business and (iii) you have not provided your correct taxpayer identification number to the payer.

  - Payments of tax-exempt interest (including exempt-interest dividends under section 852).

  -   Payments described in section 6049(b)(5) to non-resident aliens.

  -   Payments on tax-free covenant bonds under section 1451.

  -   Payments made by certain foreign organizations.

  -   Payments made to a nominee.

EXEMPT PAYEES DESCRIBED ABOVE SHOULD FILE A SUBSTITUTE FORM W-9 TO AVOID POSSIBLE ERRONEOUS BACKUP WITHHOLDING. FILE THIS FORM WITH THE PAYER, FURNISH YOUR TAXPAYER IDENTIFICATION NUMBER, WRITE "EXEMPT" ON THE FACE OF THE FORM, AND RETURN IT TO THE PAYER.

     Certain payments other than interest, dividends, and patronage dividends that are not subject to information reporting are also not subject to backup withholding. For details, see the regulations under section 6041, 6041A(a), 6045 and 6050A.

PRIVACY ACT NOTICES.--Section 6109 requires most recipients of dividends, interest, or other payments to give taxpayer identification numbers to payers who must report the payments to the IRS. The IRS uses the numbers for identification purposes and to help verify the accuracy of your tax return. Payers must be given the numbers whether or not recipients are required to file tax returns. Payers must generally withhold 31% of taxable interest, dividends, and certain other payments to a payee who does not furnish a taxpayer identification number to a payer. Certain penalties may also apply.

PENALTIES (1) PENALTY FOR FAILURE TO FURNISH TAXPAYER IDENTIFICATION NUMBER.--If you fail to furnish your taxpayer identification number to a payer, you are subject to a penalty of $50 for each such failure unless your failure is due to reasonable cause and not to willful neglect.

(2) FAILURE TO REPORT CERTAIN DIVIDEND AND INTEREST PAYMENTS.--If you fail to include any portion of an includible payment for interest, dividends, or patronage dividends in gross income and such failure is due to negligence, a penalty of 20% is imposed on any portion of an underpayment attributable to the failure.

(3) CIVIL PENALTY FOR FALSE STATEMENTS WITH RESPECT TO WITHHOLDING.--If you make a false statement with no reasonable basis which results in no imposition of backup withholding, you are subject to a penalty of $500.

(4) CRIMINAL PENALTY FOR FALSIFYING INFORMATION.--If you falsify certification or affirmations, you are subject to criminal penalties including fines and/or imprisonment.

     FOR ADDITIONAL INFORMATION CONTACT YOUR TAX CONSULTANT OR THE INTERNAL REVENUE SERVICE.